Exhibit 10.40

2006 Employee Equity Incentive Plan Notice of Grant of Stock Options and Option Agreement	Synopsys, Inc. ID: 56-1546236 700 East Middlefield Road Mountain View, CA 94043

<<Name>> <<Address Line>> <<City, State Zip Country>>	Option Number: ID:	<<number>> <<ID>>

Effective <<Grant Date>>, Synopsys, Inc. (the “Company”) has granted you a Nonstatutory Stock Option (the “Option”) under the 2006 Employee Equity Incentive Plan (the “Plan”) to buy <<# of Shares>>  shares of  common stock of the Company at an exercise price of <<price>> per share.

This Option may be exercised, in whole or in part, in accordance with the following vesting schedule, subject to your continued service with the Company or an affiliate.

Shares	Vest Type	Full Vest	Expiration
		date	expiration
	On Vest Date	date	expiration

Monthly

1.             Exercise upon Termination of Employment.  In the event of termination of your employment or service with the Company for any reason, you will be permitted to exercise the Option to the extent vested at the time of termination for ninety (90) days following your date of termination; provided, however, that if your termination is due to death or disability, the post-termination exercise period is twelve (12) months; and provided further that if your termination is for “Cause” as defined in the Plan, you shall not be permitted to exercise the Option in any respect.

2.             Responsibility for Taxes.  Regardless of any action the Company, or my employer, if different from the Company (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), I acknowledge that the ultimate liability for all Tax-Related Items legally due by me is and remains my responsibility and that the Employer (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (2) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate my liability for Tax-Related Items.

Prior to exercise of the Option, I shall pay or make adequate arrangements satisfactory to the Employer to satisfy all withholding and payment on account obligations of the Employer.  In this regard, I authorize the Employer to withhold all applicable Tax-Related Items from my wages or other cash compensation paid to me by the Employer or from proceeds of the sale of the shares.  Alternatively, or in addition, if permissible under local law, the Employer may (1) sell or arrange for the sale of shares that I acquire to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in shares, provided that the Employer only withholds the amount of shares necessary to satisfy the minimum withholding amount.  Finally, I shall pay to the

Employer any amount of Tax-Related Items that the Employer may be required to withhold as a result of my receipt or exercise of the Option and my sale of the shares obtained pursuant to any exercise of the Option that cannot be satisfied by the means previously described.  The Employer may refuse to honor the exercise and refuse to deliver the shares if I fail to comply with my obligations in connection with the Tax-Related Items as described in this section.

3.             Nature of Grant.  In accepting the grant of the Option, I acknowledge that:

(a)           the Plan is established voluntarily by the Employer, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company as provided in the Plan;

(b)           the grant of the Option and any other options under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of options, shares or any other benefit or compensation in lieu of future options, even if options have been granted repeatedly in the past;

(c)           all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)           my participation in the Plan shall not create a right to further employment or service with the Employer and shall not interfere with the ability of the Employer to terminate my employment or service relationship at any time with or without cause;

(e)           I am voluntarily participating in the Plan;

(f)            the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of my employment or service contract, if any;

(g)           the Option and any income derived therefrom is a potential bonus payment not paid in lieu of any normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits or similar payments;

(h)           in the event of the termination of my employment or service relationship, the Option will not be interpreted to form an employment or service contract or relationship with the Employer; and furthermore, the Option will not be interpreted to form an employment or service contract with the Employer or any subsidiary or affiliate;

(i)            in the event of the termination of my employment or service relationship, my eligibility to receive shares of common stock or payments under the Option or the Plan, if any, will terminate as of the date expressly provided in the Option, regardless of any reasonable notice period mandated by local law;

(j)            the future value of the shares underlying the Option is unknown and cannot be predicted with certainty;

(k)           if the value of the underlying shares does not exceed the exercise price upon exercise, the Option will have no value and if I exercise the Option, the value of the shares acquired upon exercise may increase or decrease in value, even below the exercise price;

(l)            I understand that should I die owning shares of Company common stock or the Option, such shares or the Option may subject my estate to United States federal estate taxes.  I understand that I should seek my own tax advice regarding this potential tax;

(m)          I disclaim any entitlement to compensation or damages arises from the termination of the Option or diminution in value of the shares of common stock and I hereby irrevocably release the Company and the Employer from any such claim that may arise; and

(n)           the Plan and the Option set forth the entire understanding between me, the Company, the Employer, and any affiliate thereof regarding the acquisition of the shares of common stock and supersedes all prior oral and written agreements pertaining to the Option.

4.             Data Privacy.  I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, the Employer and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing my participation in the Plan.

I understand that the Employer holds certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Employer, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor (the “Personal Data”), for the purpose of implementing, administering and managing the Plan.  I understand that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country.  I understand that I may request a list with the names and addresses of any potential recipients of the Personal Data by contacting my local human resources representative.  I authorize the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom I may elect to deposit any shares of stock acquired upon exercise of the Option.  I understand that Personal Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan.  I understand that I may, at any time, view the Personal Data, request additional information about the storage and processing of the Personal Data, require any necessary amendments to the Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative.  I understand, however, that refusing or withdrawing my consent may affect my ability to hold the Option and participate in the Plan.  For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

5.             Governing Law.  The Option is governed by, and subject to, the laws of the State of California without resort to that State’s conflict-of-laws rules.  For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa

Clara, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

6.             Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Option granted hereunder or to participation in the Plan (or future options or other equity awards that may be granted under the Plan) by electronic means or to request my consent to participate in the Plan by electronic means.  I hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

7.             Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

*  *  *  *  *  *  *  *  *  *  *  *  *  *  *

My signature below indicates that I have read this Notice of Grant of Stock Options and Option Agreement and agree to be bound by the terms and conditions of the Plan and this Agreement.

<<Name>>                                                                                            Date

Brian Beattie, CFO